Exhibit 5.1

City Point 230 Third Avenue, 4th Floor Waltham, MA 02451
mbbp.com
t - 781-622-5930 t - 781-622-5933 jmarrow@mbbp.com

May 24, 2013

Bridgeline Digital, Inc.
80 Blanchard Road
Burlington, Massachusetts 01803

Re:  S-8 Registration Statement

Dear Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Bridgeline Digital, Inc., a Delaware  corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 600,000 shares (the “Shares”) of its common stock, $.001 par value, issuable under the Bridgeline Digital, Inc. Amended and Restated Stock Incentive Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined and relied on the Certificate of Incorporation of the Company, as amended to date, the by-laws of the Company, as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement, and the Plan.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

We assume that all Shares to be granted or issued upon exercise of options or other awards duly granted or to be granted pursuant to the Plan will be issued in accordance with the applicable terms of the Plan and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be valid consideration.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to other awards granted pursuant to the Plan and against the receipt of the purchase price or other consideration therefor, will be legally issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We are qualified as lawyers only in the Commonwealth of Massachusetts. Our opinions expressed in this letter are limited to matters governed by the federal laws of the United States of America, the laws of the Commonwealth of Massachusetts, and the statutory provisions of the General Corporation Law of the State of Delaware (as opposed to decisions of the courts interpreting such statutes).

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.”   In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Morse, Barnes-Brown & Pendleton, P.C.

By:	/s/Joseph C. Marrow
Joseph C. Marrow